Exhibit 10.1

Amendment No. 3
of the
EnSync, Inc. 2010 Omnibus Long-Term Incentive Plan
(formerly the ZBB Energy Corporation 2010 Omnibus Long-Term Incentive Plan)

This Amendment No. 3 (the "Amendment"), dated September 17, 2015, of the 2010 Omnibus Long-Term Incentive Plan (the "Existing Plan"; as amended hereby, the "Plan"), of EnSync, Inc., a Wisconsin corporation (the "Company"), is made and adopted by the Company, subject to approval of the shareholders of the Company.
Statement of Purpose

The Existing Plan was originally approved by the Company's Board of Directors (the "Board") on August 26, 2010, and by its shareholders on November 10, 2010, and became effective on such date.  The Existing Plan was previously amended pursuant to that certain Amendment No. 1, effective upon shareholder approval on November 7, 2012, and that certain Amendment No. 2, effective upon shareholder approval on September 17, 2014.  The Board may amend the Existing Plan at any time, pursuant to and subject to Section 5.2 of the Existing Plan, contingent on approval by the shareholders of the Company, if shareholder approval is required by applicable securities exchange rules or applicable law.  The Board has determined that it is advisable and in the best interest of the Company to amend the Existing Plan to increase the number of shares of the Company's common stock, par value $0.01, authorized for issuance under the Existing Plan by 5,000,000 shares.
NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to approval by the shareholders of the Company:
1.            Capitalized Terms.  All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.
2.            Amendment to Existing Plan. Section 4.1 of the Existing Plan is hereby deleted in its entirety and replaced with the following:
"4.1.            Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of shares of Common Stock that may be issued pursuant to the Plan is the sum of (i) 2,950,000 plus (ii) effective upon September 17, 2015 (subject to shareholder approval), 5,000,000 shares.  All of the shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.   The maximum number of each type of Award (other than cash-based Performance Awards) intended to qualify as "performance-based compensation" under Code Section 162(m) granted to any Grantee in any thirty-six (36)-month period shall not exceed the following: Options: 2,250,000; SARs: 2,250,000; Restricted Stock: 2,250,000; Restricted Stock Units: 2,250,000; and Other Stock-based Performance Awards: 2,250,000."
3.            Reference to and Effect on the Plan.  The Plan, as amended hereby, and all other documents, instruments, and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
4.            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin.
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Effective this 17th day of September, 2015.